Commandant  2100 Second Street, S.W.
United States Coast Guard                                     Washington, DC 20593-0001
Staff Symbol: G-MSO-5
Phone: (202) 267-1752
Fax: (202) 267-4570
Email: RBachman@comdt.uscg.mil

16613
March 8, 2006

David Landry
Vice President - General Manager
Main Pass Energy Hub
1615 Poydras Street
New Orleans, LA 70112

Dear Mr. Landry

We are writing to inform you that as of March 10, 2005 with the publication of the Federal Register Notice of the Final Environmental Impact Statement (EIS) and application public hearings, we are lifting the suspension of the application statutory timeline under the Deepwater Port Act of 1974. On August 26, 2005 the Coast Guard and Maritime Administration suspended the application process based on the need for additional information to meet National Environmental Policy Act (NEPA) requirements. This suspension was also affected impacted as a result of hurricanes Katrina and Rita.

To meet the timeline requirements of the DWP application process the following dates apply:

• 10 Mar 06	NOA and publication/distribution of Final EIS
• 21-23 Mar 06	Application Public Hearings in adjacent coastal states:

Hearings run from 6 p.m. to 8 p.m. in Grand Bay, AL on March 21, 2006; Pascagoula, MS on March 22, 2006; and New Orleans, LA on March 23, 2006. Informational open houses will precede the hearings from 4:30 p.m. to 6 p.m. More details will appear in the Federal Register notice, local advertisements, and Dear Interested Party Letters.

• 24 April	Ends final public comment period
• By 7 May 06	Federal and State agencies must submit comments on the application, recommend conditions for licensing, or letters of no objection.
• By 7 May 06
Governors of the adjacent coastal states of Alabama, Louisiana, and Mississippi may approve, disapprove, or notify MARAD of inconsistencies with State programs relating to environmental protection, land and water use, and coastal zone management for which MARAD may condition the license to make consistent.

• By 21 June 06	MARAD must approve, approve with conditions, or deny the DWP license application - issue the ROD - record of decision.

We appreciate Freeport-McMoRan’s responsiveness throughout the application process and in providing the information necessary to complete the EIS. In addition, we recognize your consideration and patience to provide hurricane victims a better opportunity to participate in this final application comment period.

If you have any questions, you may contact me at 202-267-0225, Mr. Roddy Bachman of my staff at 202-267-1752, or Mr. Keith Lesnick at 202-366-1624.

Sincerely,

/s/ M. A. Prescott	/s/ H. Keith Lesnick
M.A. PRESCOTT	H. KEITH LESNICK
Chief, Deepwater Ports Standards Division	Senior Transportation Specialist
U.S. Coast Guard	Deepwater Ports Program Manager
By direction	U.S. Maritime Administration